Exhibit 10.43

GENERAL CONSULTING AND SERVICES AGREEMENT

This General Consulting and Services Agreement (“Agreement”) is effective as of December 31, 2019 (the “Effective Date”) by and between NuVasive, Inc. (“NuVasive” or the “Company”) and Rajesh J. Asarpota (“Consultant”) (individually referred to as a “Party” or collectively the “Parties”).

WHEREAS, the Parties have entered into that certain letter agreement dated as of even date herewith (the “Letter Agreement”), which sets forth the terms of Consultant’s transition from his current role as the Company’s Chief Financial Officer as of December 31, 2019, his continued employment with the Company in the capacity of a Special Advisor during the period January 1, 2020 through May 1, 2020, and his continued service as a consultant for the period May 2, 2020 through September 2, 2020; and

WHEREAS, in accordance with the Letter Agreement, Consultant has agreed to provide services to the Company as a consultant for the period May 2, 2020 through September 2, 2020 (the “Consulting Term”); and

WHEREAS, NuVasive desires to retain Consultant pursuant to this Agreement to, among other things, assist the Company during the Consulting Term with a smooth transition of his former responsibilities as Chief Financial Officer and provide certain financial, operational and business consulting services, as more fully described herein.

NOW, THEREFORE, the Parties agree as follows:

1.Engagement.  During the Consulting Term (unless this Agreement is terminated earlier), Consultant shall provide non-exclusive consulting services to the Company, reporting to the Company’s Chief Executive Officer, pursuant to the terms of this Agreement. The Parties agree and acknowledge that the Consulting Term is intended to follow immediately upon the end of Consultant’s service as a Company employee. Consultant shall receive consideration for consulting services provided during the Consulting Term only as set forth in this Agreement.

2.Services To Be Provided. The Company and Consultant agree that during the Consulting Term, Consultant shall perform the Services as specified in Exhibit A (the “Services”). Consultant represents, warrants, and covenants that Consultant will perform the Services under this Agreement in a timely, professional, and workmanlike manner and that all materials, information and deliverables provided to the Company will comply with: (i) any requirements set forth in the Services, (ii) all Company policies, including the Code of Conduct, and (ii) applicable law. The Services will be provided offsite at a location chosen by Consultant.

3.Consideration. In return for the promises and covenants by the Parties, and Consultant’s compliance with this Agreement, the Company agrees to provide Consultant with the following consideration:

(a)Compensation. During the Consulting Term, the Company will pay to Consultant, as full and complete payment for the performance of the Services, the compensation described in Exhibit A, in the time and manner of payment described in Exhibit A. Consultant acknowledges that he is not entitled to any other compensation or remuneration of any kind whatsoever for the Services unless otherwise set forth in this Agreement.

(b)Expenses. Provided that Consultant provides accounts or invoices evidencing Consultant’s expenses, the Company shall reimburse Consultant for all reasonable pre-approved out-of-pocket expenses incurred by Consultant in connection with the performance of the Services.

4.Relationship of Parties.

(a)Independent Consultant. During the Consulting Term, Consultant, in his capacity as such, shall be at all times an independent consultant and shall not be an agent or employee of the Company, and shall have no authority to bind the Company by contract or otherwise in any matter whatsoever, unless otherwise specifically authorized in writing by the Company’s Chief Executive Officer or his designee. Consultant will perform the Services under the general direction of the Company’s Chief Executive Officer, but shall retain the discretion to determine both the manner and means by which the Services are to be accomplished. Unless specifically set forth, Consultant, in his capacity as such, shall not be considered as having any employee status or as being entitled to participate in any commission, bonus, health and welfare benefits, equity plans, or other arrangements the Company may from time-to-time provide to its employees or executives.

(b)Employment Taxes and Benefits. Consultant will report as self- employment income all compensation received by Consultant pursuant to this Agreement, and will be issued an IRS Form 1099 regarding any payments he receives from the Company pursuant to this Agreement. Consultant is solely responsible for payment of all income, social security, employment- related, or other taxes incurred by Consultant under this Agreement. Consultant further understands and agrees that should any amount of this payment pursuant to this Agreement become taxable for any reason, or should federal, state, or local taxes or penalties be assessed on any amount paid by the Company to Consultant pursuant to this Agreement, Consultant shall hold the Company harmless from and against such assessments for his obligation to pay taxes or assessments, and shall be solely responsible for payment of all such taxes or assessments, regardless of whether they are assessed against Consultant or the Company.

5.Restrictive Covenants. Consultant affirms continued application of, and agreed compliance with, the Proprietary Information and Inventions Assignment and Restrictive Covenant Agreement previously executed by Consultant on August 14, 2017 (the “PIIA Agreement”). The Parties acknowledge and agree, however, that Consultant may provide consulting services to other companies and/or be employed part-time or full-time by another employer during the Consulting Term, provided that doing so doesn’t utilize or rely on the Company’s Proprietary Information (as defined in the PIIA Agreement), or violate the restrictive covenant obligations as set forth in the PIIA Agreement; notwithstanding the foregoing, during the Consulting Term of this Agreement, Consultant may not accept employment with, or serve as a consultant or advisor or in any other capacity to a competitor of the Company, including but not limited to any of the following companies or any of their subsidiaries or affiliates:  DePuy Synthes division of Johnson & Johnson; Stryker Corporation; Globus Medical, Inc.; Medtronic, Inc.; K2M Holdings, Inc.; Zimmer Biomet Holdings, Inc.; SeaSpine Holdings Coporation; or Alphatec Holdings, Inc. A violation of this Section 5, or a violation of the PIIA Agreement shall be considered a material breach of this Agreement by Consultant.

6.Indemnification. The Company will indemnify and hold harmless Consultant from and against any and all claims, suits, actions, demands, and proceedings against Company and all losses, costs, and liabilities directly related thereto, arising out of or related to: (i) any violation of Company’s obligations that cause harm in reputation or financial harm to Consultant; (ii) any negligence on behalf of Company; or (iii) any breach of this Agreement by Company.

7.Consultant’s Representations and Obligations.

(a)Compliance with Laws. Consultant represents and warrants that in providing any services pursuant to this Agreement he will comply with all applicable federal, state, local, municipal, regulatory and/or governmental agency laws, statutes, regulations, edicts, guidance, directives, and ordinances applicable to those services, including, without limitation, (i) the U.S. Health Insurance Portability and Accountability Act (HIPAA), (ii) all federal and state health care anti-fraud, anti- kickback and abuse laws such as 42 U.S.C. § 1320a-7b(b); (iii) the Federal Food, Drug, and Cosmetic Act and its implementing regulations; (iv) all rules, regulations, and guidance of the U.S. Food and Drug Administration (FDA); and (v) all rules, regulations and guidance of the Center for Medicare and Medicaid Services (CMS). Without limiting the generality of the foregoing, except to the extent allowed by applicable law, in providing services under this Agreement, Consultant will make no offer, payment or other inducement, whether directly or indirectly, to induce the referral of business, the purchase, lease or order of any item or service, or the recommending of the purchase, lease or order of any item or service.

(b)Debarment. Consultant represents and warrants that Consultant has not been nor is debarred, suspended, excluded or otherwise ineligible under Section 306 of the Federal Food, Drug and Cosmetic Act (as amended by the Generic Drug Enforcement Act of 1992), 21 U.S.C. § 336, or listed on any applicable federal exclusion list including the then- current: (i) HHS/OIG List of Excluded Individuals/Entities (http://www.oig.hhs.gov); (ii) General Services Administration’s List of Parties Excluded from Federal Programs (http://www.epls.gov); and (iii) FDA Debarment List (http://www.fda.gov/ora/compliance_ref/debar/). A breach of this provision shall be sufficient cause for the Company to terminate this Agreement immediately without notice or cure.

(c)Additional Obligations. Consultant agrees and warrants that Consultant will cooperate fully with NuVasive personnel in all respects with regard to performing the Services under this Agreement, including participating in requested teleconferences, meetings, and travel upon reasonable request. Consultant further agrees to maintain all records required to substantiate Consultant’s compliance with the provisions of this Agreement and with all laws, regulations, policies, procedures and guidelines related to Consultant’s performance of Consultants Services and other obligations pursuant to this Agreement.

8.Consulting Term and Termination.

(a)Consulting Term. The Consulting Term may be extended or modified only by mutual written agreement of the Parties.  The Parties agree that the Consulting Term is intended to commence immediately upon the end of Consultant’s time of service as a Company employee, such that there is no break in Consultant’s status as a service provider to Company for purpose of Consultant’s continued vesting under the Company’s long-term incentive (“LTI”) and equity plans.  During the Consulting Term, Consultant will be rendering “service” for purposes of continued vesting under the Company’s LTI and equity plans.  “Service” (for vesting purposes) will be deemed to have terminated at the end of the Consulting Term, unless this Agreement is terminated prior to the end of the Consulting Term pursuant to either Subsection 8(b)(ii) or 8(b)(iii) hereof.

(b)Termination by the Company. Unless stated otherwise in this Agreement, the Company may terminate this Agreement: (i) upon the inability of Consultant to render the Services to the Company by reason of death or Disability (as defined in the Company’s 2014 Equity Incentive Plan); (ii) for Cause (as defined below); or (iii) immediately and without notice or a right to cure for a material breach of this Agreement or material violation of any of the restrictive covenants contained in the PIIA Agreement. For purposes of this Agreement, “Cause” means Consultant’s (a) willful and repeated failure to satisfactorily perform the Services; (b) willful and repeated refusal or failure to follow the reasonable and lawful directions of the Company’s Chief Executive Officer pursuant to this Agreement; (c) conviction of a crime involving moral turpitude; or (d) engaging in acts or omissions constituting gross negligence, recklessness or willful misconduct with respect to the Services.  Consultant shall be provided a period of at least twenty (20) days following receipt of written notice outlining with specificity all facts or omissions that the Company alleges give rise to a termination for Cause pursuant to subsection (a) or (b) of this Section 8(b), during which period Consultant may effect a cure of any curable actions or omissions forming the basis for the termination for Cause.

(c)Termination by Consultant. Consultant may not terminate this Agreement during the Consulting Term except or unless Company materially breaches this Agreement. If Consultant believes that the Company materially breached this Agreement, Consultant will notify Company in writing and allow the Company to cure any material breach within ten (10) calendar days after delivery of Consultant’s written notice.

(d)Conduct Following Expiration or Termination. Upon expiration of the Consulting Term or termination of this Agreement, Consultant shall promptly: (i) cease performing the Services; (ii) deliver to the Company all Company documents, work product and other materials whether or not complete, prepared by or on behalf of Consultant in the course of performing the Services; and (iii) remove any Consultant-owned property, equipment or materials located at the Company’s locations. If this Agreement is terminated before the expiration of the Consulting Term pursuant to either Subsection 8(b)(ii) or 8(b)(iii) hereof, Consultant shall be entitled to cash compensation pro-rated based on the Services performed up to the date of termination as specified in the notice of termination, without any additional compensation or benefits payable thereto.  If this Agreement is terminated before the expiration of the Consulting Term other than pursuant to Subsection 8(b)(ii) or 8(b)(iii) hereof, Consultant shall be entitled to cash compensation for what Consultant would have received during the remainder of the Consulting Term but for such earlier termination.

(e)No Election of Remedies. The election by the Company or Consultant to terminate this Agreement in accordance with its terms shall not be deemed an election of remedies, and all other remedies provided by this Agreement or available at law or in equity shall survive any termination.

(f)Continuing Obligations under Agreement. Upon the expiration of the Consulting Term or termination of this Agreement for any reason each Party will be released from all obligations to the other arising after the date of expiration or termination, except that expiration of the Consulting Term or termination of this Agreement will not relieve Consultant or the Company of their respective obligations under Sections 4(b) and 8(d), and the PIIA Agreement, nor will expiration or termination of this Agreement relieve Consultant or the Company from any liability arising from any breach of this Agreement.

9.General.

(a)Binding Effect; Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and assigns. This Agreement is personal in nature, and Consultant shall not, without the prior written consent of the Company, assign or transfer this Agreement or any rights or obligations hereunder.

(b)Non Disparagement. The Parties agree that each Party will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the other Party. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(c)Governing Law. This Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware without regard to conflict of laws and all disputes arising under or relating to this Agreement shall be brought and resolved solely and exclusively in the State Court located in Delaware. Should any legal action be commenced in connection with this Agreement, the prevailing party in such action shall be entitled to recover, in addition to court costs, such amount as the court may adjudge as reasonable attorneys’ fees.

(d)Complete Understanding; Modification. This Agreement contains all of the Parties’ contractual obligations to each other as it retains to the subject matter of this Agreement, and cannot be modified or amended unless the modification or amendment is in a writing signed by both Parties.

(e)Severability. It is the desire and intent of the Parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Agreement shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete such provisions or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such provisions in the particular jurisdiction in which such adjudication is made.

(f)Construction of Agreement. This Agreement will in all events be construed as a whole, according to its fair meaning, and not strictly for or against a Party merely because that Party (or Party’s legal representative) drafted this Agreement. Any ambiguity contained in this Agreement shall be construed to permit the Parties to comply with applicable law. The headings, titles, and captions contained in this Agreement are merely for reference and do not define, limit, extend, or describe the scope of this Agreement. Unless the context requires otherwise, (a) gender (or lack of gender) of all words in this Agreement includes the masculine, feminine, and neuter, and (b) the word “including” means “including, without limitation.”

(g)Waiver. The waiver or failure of a Party to exercise in any respect any right provided for under this Agreement shall not be deemed to be a waiver of any future right under this Agreement.

(h)Counterparts/Signature Pages. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by a fax machine, telecopy machine, or via electronic mail in .pdf or equivalent format shall be binding to the same effect as an original signature page.

(i)Represented by Independent Counsel. Consultant acknowledges and agrees that Consultant has read the Agreement in its entirety, and has been represented by independent legal counsel in negotiating the terms of this Agreement, including, but not limited the Delaware choice of law and Delaware choice of forum provisions, and the restrictive covenants.

[Signatures Page Follows]

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date.

CONSULTANT

/s/ Rajesh J. Asarpota
Rajesh J. Asarpota

Date:Dec. 31, 2019

NUVASIVE, INC.

By:/s/ Lucas Vitale

Lucas Vitale

Title:Chief Human Resources Officer

Date:Dec. 31, 2019

EXHIBIT A

Services and Compensation

Services: In performing the Services, Consultant shall report and be directly responsible to the Company’s Chief Executive Officer (CEO) or such designee as the CEO deems appropriate in his discretion, and is expected to perform no more than approximately eight (8) hours of Services per week. The Services contemplated by the Agreement to be provided during the Consulting Term shall include the following:

•	Providing assistance with respect to the orderly transition of current duties and responsibilities to the Company’s Chief Financial Officer upon request; and
•	Providing assistance with respect to financial, operational and business matters upon request; and
•	Providing assistance with respect to change management with internal Company employees and personnel and external constituents and customers, upon request of the CEO or the Board,

At all times, Consultant will observe the Company’s rules and regulations with respect to conduct, privacy, health, safety, anti-harassment/discrimination/retaliation and protection of persons and property.

During the Consulting Term, Consultant will perform the Services under the general direction of the Company, but Consultant will determine in Consultant’s discretion, the manner and means by which the Services are to be accomplished, and such services shall be performed by Consultant as reasonably convenient and at times that do not interfere with any other employment or professional commitments of Consultant. The Services to be performed under this Agreement are personal in nature and may not be subcontracted to or performed by any agent or representative of Consultant absent the Company’s advanced written consent.

Tools and Materials: Consultant will use Consultant’s own equipment and materials to perform the Services. Consultant shall not have general access to the Company’s property, including its facilities, computers, laptops, software or networks, unless the Board, in its sole discretion, deems such access necessary for Consultant to perform the Services. Notwithstanding the foregoing, subject to the Company’s discretion, Consultant may continue to use his Company issued computer and cell phone, and shall have access to the Company network, provided such use is reasonable and customary for the performance of the Services and complies with all Company policies with respect thereto.

Compensation: During the Consulting Term, Consultant will receive a fixed sum in the amount of $1,000 dollars (US) per month during the Consulting Term.

In addition, it is the intent of the Parties that Consultant’s service under this Agreement shall be recognized and credited as continued service without interruption for all purposes under Consultant’s outstanding LTI awards and that Consultants’ outstanding LTI awards shall continue to vest in accordance with their terms through the last date of the Consulting Term.  If this Agreement is terminated by the Company prior to September 2, 2020 other than pursuant to Subsection 8(b)(ii) or 8(b)(iii) hereof, Consultant shall receive accelerated vesting for the portion of Consultant’s unvested LTI awards that would have otherwise vested as of September 2, 2020 but for such early termination.  Any portion of Consultant’s LTI awards that are unvested as of September 2, 2020 shall terminate unvested and be forfeited.

Except as set forth above, no other compensation or benefits will be due to, or paid to, Consultant by NuVasive with respect to Consultant’s performance of Services under this Agreement.